EXHIBIT 99.1

Mobile PET Systems Sells Its UK Subsidiary for $2.2 Million

San Diego, CA (BW Health Wire) July 16, 2002—Mobile PET Systems, Inc. (OTCBB: MBPT), a leading provider of Positron Emission Tomography (PET) imaging services to healthcare entities, today announces the sale of its UK London PET Centre for $2.2 Million to the InHealth Group.

The London PET Centre, Ltd., a wholly owned subsidiary of Mobile PET, was opened two years ago on Harley Street, and is the only private provider of PET in the UK.

Mobile PET Systems Chairman and Chief Executive Officer Paul Crowe said: “The sale of The London PET Centre will allow management to focus on its core market, the USA, and to retire certain liabilities.”

About PET

Positron Emission Tomography (PET) is a diagnostic imaging procedure that displays metabolic rather than anatomical characteristics of disease. PET effectively detects and stages many cancers, cardiac, and neurological disorders at their earliest stages, influencing treatment options, eliminating redundant medical testing, hospitalization or non-beneficial therapies. The Company’s clinical web site, www.PETadvances.com addresses questions about different disorders and how molecular imaging can assist and benefit patients and their physicians.

About Mobile PET Systems, Inc.
Mobile PET Systems, Inc., is a national service provider of Positron Emission Tomography (PET) imaging services in the United States. Our contracted services enable hospitals and other healthcare professionals the ability to access, offer, and provide this advanced diagnostic imaging patient service. Our company has performed over 20,000 PET procedures since commencement of our services in June of 1999. We continue to expand in the US due to increasing service demands from professionals and through strategic partnerships.

For further information telephone (619) 226-6738, or contact our web site @www.mobilepet.com
Corporate Communications: Jill Janik, Mobile PET Systems, Inc. janik@mobilepet.com
Investor Relations: Leonard MacMillan, Mobile PET Systems, Inc. macmillan@mobilepet.com
Terry McGovern at American Financial Communications, Inc. tlmcg2@aol.com (415)389-4670

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The company undertakes no obligation to publicly release to these forward-looking statements made to reflect events or circumstances after the date hereof.

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